                                                                    Exhibit 99.6


ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS



Luminant Worldwide Corporation and Subsidiaries                             PAGE


Report of Independent Public Accountants                                     F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000                 F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1999, and 2000                                          F-4

Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1998, 1999, and 2000                      F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1999, and 2000                                          F-6

Notes to the Consolidated Financial Statements                               F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Luminant Worldwide Corporation:

     We have audited the accompanying consolidated balance sheets of Luminant Worldwide Corporation (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luminant Worldwide Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
April 13, 2001

                  LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                         DECEMBER 31,  DECEMBER 31,
                                                             1999          2000
                                                         -----------   -----------
                                  ASSETS

Current assets:
  Cash and cash equivalents ............................   $  30,508    $   7,794
  Cash pledged as security for line of credit ..........        --          7,500
  Accounts receivable (net of allowance of $1,609 and
    $11,813 at December 31, 1999 and 2000, respectively)      20,524       20,297
  Unbilled revenues ....................................       3,185        2,017
  Related party, employee and other receivables (net of
    allowance of $0 and $1,988 at December 31, 1999 and
    2000, respectively) ................................       3,216        6,209
  Prepaid expenses and other assets ....................       1,432          239
                                                           ---------    ---------
  Total current assets .................................      58,865       44,056

Property & equipment (net of accumulated depreciation of
  $1,328 and $5,910 at December 31, 1999 and 2000,
  respectively) ........................................       6,193       13,815

Goodwill (net of accumulated amortization of $31,792 and
  $75,834 at December 31, 1999 and 2000, respectively) .     332,679      103,607
Other ..................................................         430        1,287
                                                           ---------    ---------
  Total assets .........................................   $ 398,167    $ 162,765
                                                           =========    =========

                    LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable (including cash overdraft of $380 and
    $1,774 at December 31, 1999 and 2000, respectively)    $   9,447    $  17,617
  Customer deposits ....................................       2,415        1,262
  Accrued & other liabilities ..........................      11,167       15,712
  Contingent consideration .............................      45,006        3,292
  Line of credit .......................................       3,140        7,177
  6% convertible debentures ............................        --         13,716
  Current maturities of long-term debt .................       1,072          803
                                                           ---------    ---------
  Total current liabilities ............................      72,247       59,579

Long-term liabilities:
  Long-term debt, net of current maturities ............       3,829        2,313
  Other long-term liabilities ..........................        --            309
                                                           ---------    ---------
  Total long-term liabilities ..........................       3,829        2,622
                                                           ---------    ---------

  Total liabilities ....................................      76,076       62,201

Commitments and contingencies

Stockholders' equity:
  Common stock: $0.01 par value, 100,000,000 shares
    authorized, 24,566,449 and 27,469,936 issued and
    outstanding at December 31, 1999 and 2000,
    respectively .......................................         246          275
  Additional paid-in capital ...........................     390,645      450,203
  Retained deficit .....................................     (68,800)    (349,914)
                                                           ---------    ---------

    Total stockholders' equity .........................     322,091      100,564
                                                           ---------    ---------

    Total liabilities & stockholders' equity ...........   $ 398,167    $ 162,765
                                                           =========    =========

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                    THESE CONSOLIDATED FINANCIAL STATEMENTS.

                  LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                              1998        1999         2000
                                                           ---------    ---------    ---------
Revenues ...............................................   $   9,226    $  52,115    $ 134,630
Cost of services .......................................       4,948       28,812       83,699
                                                           ---------    ---------    ---------

Gross margin ...........................................       4,278       23,303       50,931

Selling, general and administrative expenses ...........       4,149       20,443       66,063
Bad debt expense .......................................          78          464       13,371
Equity based compensation expense ......................        --         15,874        1,734
Intangibles amortization ...............................          50       31,684      125,830
Goodwill related to abandonment of operations of certain
  acquired companies ...................................        --           --        114,455
Restructuring charge ...................................        --           --          7,664
                                                           ---------    ---------    ---------
Income (loss) from operations ..........................           1      (45,162)    (278,186)

Other income (expenses):
  Interest expense, net ................................         (50)        (322)        (750)
  Other (expense) income, net ..........................         (27)         347         --
                                                           ---------    ---------    ---------

Loss before provision for income taxes .................         (76)     (45,137)    (278,936)

Provision for income taxes .............................        --           --           --
                                                           ---------    ---------    ---------

Net loss ...............................................   $     (76)   $ (45,137)   $(278,936)
                                                           =========    =========    =========

Net loss per share:
  Basic and diluted ....................................   $   (0.02)   $   (4.54)   $  (10.55)
                                                           =========    =========    =========

Weighted average shares outstanding:
  Basic and diluted ....................................       3,539        9,945       26,441
                                                           =========    =========    =========

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                    THESE CONSOLIDATED FINANCIAL STATEMENTS.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)


                                                         COMMON STOCK        ADDITIONAL
                                                     ---------------------    PAID-IN     RETAINED
                                                       SHARES     AMOUNT      CAPITAL     DEFICIT       TOTAL
                                                     ---------   ---------   ---------   ---------    ---------
BALANCE, DECEMBER 31, 1997 .......................       3,339   $      33   $     942   $    (374)   $     601
Common stock issued ..............................         486           5         939        --            944
Net loss .........................................        --          --          --           (76)         (76)
                                                     ---------   ---------   ---------   ---------    ---------
BALANCE, DECEMBER 31, 1998 .......................       3,825          38       1,881        (450)       1,469
Activity prior to acquisition of the Acquired
Businesses and initial public offering:
  Common stock issued for acquisitions by the
    accounting acquirer ..........................         853           9      14,542        --         14,551
  Value of stock options granted in
    acquisitions by the accounting
    acquirer .....................................        --          --           489        --            489
  Equity-related compensation ....................        --          --         3,872        --          3,872
Activity related to the acquisition of the
Acquired Businesses and the initial
public offering:

  Distribution to stockholders of the
    accounting acquirer ..........................        --          --          --       (23,213)     (23,213)
  Common stock issued to owners of acquired
    businesses ...................................      13,756         137     213,476        --        213,613
  Equity-related acquisition fees to
    sponsor ......................................        --          --        21,038        --         21,038
  Value of options granted to Young &
    Rubicam ......................................        --          --        25,974        --         25,974
  Value of options granted to previous option
    holders of the Acquired Businesses ...........        --          --         9,342        --          9,342
  Common stock issued in initial public
    offering, including shares sold to Young
    & Rubicam, net of costs ......................       5,779          58      88,257        --         88,315
Equity related compensation for shares held
by current and former management of
Luminant .........................................        --          --        11,184        --         11,184
Options exercised ................................         353           4         590        --            594
    Net Loss .....................................        --          --          --       (45,137)     (45,137)
                                                     ---------   ---------   ---------   ---------    ---------
BALANCE, DECEMBER 31, 1999 .......................      24,566         246     390,645     (68,800)     322,091
  Common stock, issued as contingent
    consideration ................................       1,676          17      47,282      (2,178)      45,121
  Value of warrants issued with 6%
    convertible debentures .......................        --          --         3,549        --          3,549
  Options exercised ..............................         314           3         354        --            357
  Common stock, issued in acquisition of New
    York Consulting Partners .....................         624           6       6,306        --          6,312
  Common stock, issued through employee stock
    purchase plan ................................         286           3         233        --            236
  Equity related compensation for shares held
    by current and former management of
    Luminant .....................................        --          --         1,696        --          1,696
  Other ..........................................           4        --           138        --            138
  Net loss .......................................        --          --          --      (278,936)    (278,936)
                                                     ---------   ---------   ---------   ---------    ---------
BALANCE, DECEMBER 31, 2000 .......................      27,470   $     275   $ 450,203   $(349,914)   $ 100,564
                                                     =========   =========   =========   =========    =========

                  LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                     YEAR ENDED DECEMBER 31,
                                                               -----------------------------------
                                                                  1998        1999         2000
                                                               ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ...................................................   $     (76)   $ (45,137)   $(278,936)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization ............................         273       32,735      130,468
  Abandonment of operations of certain acquired companies ..        --           --        114,455
  Disposition of assets associated with restructuring ......        --           --            586
  Accretion of original issue discount .....................        --           --            265
  Amortization of deferred debt issue costs ................        --           --             39
  Equity-related compensation expense ......................        --         15,874        1,696
  Bad debt provisions ......................................          78          464       13,371
  Expenses for warrants issued to a customer ...............        --          1,364           76
  Loss (gain) on disposition of assets .....................          28         --             (1)
  Changes in assets and liabilities:
    Increase in accounts receivable ........................      (1,359)      (5,121)     (11,156)
    Decrease (increase) in unbilled revenues ...............          33       (1,163)       1,168
    Increase in related party and other receivables ........        --         (3,167)      (4,981)
    (Increase) decrease in prepaid expenses and other
     current assets ........................................         (36)        (374)       1,193
    Decrease in other assets ...............................           1        1,418          103
    Increase in accounts payable ...........................         187        3,943        8,170
    (Increase) decrease in customer deposits ...............        --          1,421       (1,153)
    Increase in accrued & other liabilities and other ......         628        5,429        4,546
    Increase in other long-term liabilities ................        --           --            309
                                                               ---------    ---------    ---------
      Net cash (used in) provided by operating activities ..        (243)       7,686      (19,782)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures .......................................        (767)      (3,109)     (13,016)
Payments for acquisitions accounted for as purchases .......        --        (37,681)      (1,433)
Cash acquired in acquisitions by accounting acquirer .......        --             28         --
Dispositions of property ...................................        --           --            172
                                                               ---------    ---------    ---------
      Net cash used in investing activities ................        (767)     (40,762)     (14,277)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable ................................         125        5,930        7,177
Repayments of notes payable ................................        --         (8,920)      (3,140)
Proceeds from 6% convertible debentures ....................        --           --         13,451
Proceeds from long-term debt ...............................        --          1,085         --
Repayments of long-term debt ...............................         (70)        (207)      (1,785)
Proceeds from issuance of warrants .........................        --           --          3,549
Deferred debt issue costs ..................................        --           --         (1,000)
Distributions to stockholders of the accounting acquirer ...        --        (23,213)        --
Proceeds from issuances of common stock:
  Proceeds from issuance of common stock ...................         944       88,315         --
  Proceeds from issuance of common stock under employee
    stock purchase plan ....................................        --           --            236
  Proceeds from options exercised ..........................        --            594          357
                                                               ---------    ---------    ---------
      Net cash provided by financing activities ............         999       63,584       18,845
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS,
  INCLUDING CASH PLEDGED AS SECURITY FOR LINE OF CREDIT ....         (11)      30,508      (15,214)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ...........          11         --         30,508
                                                               ---------    ---------    ---------
CASH AND CASH EQUIVALENTS INCLUDING CASH PLEDGED AS SECURITY
  FOR LINE OF CREDIT AT END OF PERIOD ......................   $    --      $  30,508    $  15,294
                                                               =========    =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest .................   $      49    $     238    $    --
  Cash paid during the period for taxes ....................   $    --      $    --      $    --
NONCASH INVESTING ACTIVITY:
  Extinguishment of contingent consideration through the
    issuance of common stock, including distributions to
    accounting acquirer ....................................   $    --      $    --      $  44,951
  Fair value of assets acquired in business acquisition ....   $    --      $    --      $   6,179
  Options issued to non-employees ..........................   $    --      $    --      $      31
  Additional contingent consideration paid to former
    owners .................................................   $    --      $    --      $     170
  Additional contingent consideration paid to former owners
    of New York Consulting Partners ........................   $    --      $ 300,063    $     133
  Extinguishment of liability through issuance of common
    stock ..................................................   $    --      $    --      $     107

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONAL TRANSITIONING, RESTRUCTURE AND LIQUIDITY:

OPERATIONAL TRANSITIONING AND RESTRUCTURING

     At the end of the third quarter of 2000, the Board of Directors concluded that a fundamental change in the business model of Luminant Worldwide Corporation, a Delaware Corporation ("Luminant", the "Company"), was required. This need for change was brought about by deepening losses, continued negative cash flow, and a change in the environment in which the Company operates. A new CEO was appointed, additional financing was obtained in the form of convertible debentures, and a process was begun to reduce costs. To reduce costs, the Company identified those business lines where it considered itself to have a competitive advantage as areas for focus in the future. In those business lines where the Company did not believe it had a competitive advantage, the Company elected to exit those activities.

     During the fourth quarter of 2000, the Company reduced headcount, closed locations, and exited certain lines of business related to certain businesses acquired in 1999. The Company has identified and included in a Restructuring Charge (see Note 7) the costs specifically related to accomplishing this effort. Of the approximately $7.7 million included in the Restructuring Charge, approximately $4.7 million was incurred in 2000 and approximately $3.0 million is included in accrued liabilities and is expected to be paid in 2001. In addition, goodwill of approximately $114.5 million related to the business lines that were exited was written off in the fourth quarter of 2000.

     During the fourth quarter of 2000, it also became clear that a certain group of customers were experiencing financial difficulties. The Company made additional reviews and assessments of the collectibility of certain accounts and as a result made an additional provision for uncollectible accounts of approximately $6.0 million in the fourth quarter. In addition, subsequent to year end, the Company reorganized its accounts receivable monitoring process in an attempt to improve its timely collection of cash.

LIQUIDITY

     During the fourth quarter of 2000, the Company and its line of credit lender modified the agreement to require the Company to deposit $7.5 million of collateral to allow it to borrow $7.5 million plus 30% of qualifying accounts receivable. During the third and fourth quarters of 2000, at December 31, 2000 and subsequent to year-end, the Company was in violation of certain covenants and in March 2001 obtained waivers and amendments to the agreement and as of March 31, 2001 was in compliance with its covenants. Should the Company be in default and payment demanded on this line, a cross-default of the convertible subordinated debentures would occur and these could be due and payable in cash (see Note 9).

     In addition, the debentures contain a requirement that the Company's stock remain listed on the NASDAQ. Should the Company's stock be delisted, this would be an event of default. Management has reviewed its alternatives and believes it has alternatives to ensure that its stock remains listed. These debentures have a provision that allows the holders to "put" portions to the Company for repayment. If these holders require repayment, the Company has the ability and intends to use common stock to satisfy the requirement unless cash flows and circumstances would otherwise dictate.

     In addition, management and the Board of Directors have concluded that certain accrued bonuses of approximately $6.3 million at December 31, 2000, will be paid either in common stock or cash at the Company's option. If the payments are to be made in cash, the payments will only be made when cash

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

1. OPERATIONAL TRANSITIONING, RESTRUCTURE AND LIQUIDITY: (CONTINUED) flows meet certain criteria approved by the Board of Directors to ensure an adequate cash balance to fund the operations of the business during the upcoming year.

     Management believes that its efforts to focus on customers in lines of business where it has a competitive advantage, to reduce payroll and other costs, and to speed collection of accounts receivable will significantly improve its cash flow. Management believes that this improved cash flow, cash on hand, normal vendor credit, and borrowings available under the line of credit are sufficient to provide adequate financing for its operations through March 2002.

2. ORGANIZATION:

     The Company was founded in August 1998 to create a leading single-source Internet service company that provides electronic commerce professional services to Global 1000 companies, Internet based companies and other organizations. Prior to September 1999, it did not conduct any material operations. On September 21, 1999, it completed its initial public offering of its common stock and concurrently acquired seven operating businesses and the assets of Brand Dialogue-New York (collectively the "Acquired Businesses").

     For financial statement presentation purposes, (i) Align Solutions Corp. ("Align"), one of the Acquired Businesses, is presented as the acquirer of the other Acquired Businesses and Luminant (ii) these acquisitions are accounted for in accordance with the purchase method of accounting and (iii) the effective date of these acquisitions is September 21, 1999. The term "Company" is used to describe (i) Align prior to September 21, 1999 and (ii) Align, the other Acquired Businesses and Luminant on that date and thereafter.

     On September 21, 1999, the Company completed the initial public offering (the "IPO") of 4,943,986 shares (including the exercise of the underwriters' over-allotment option) and 835,000 shares of non-voting common stock directly to Young & Rubicam at $18.00 per share. Proceeds from the IPO, net of underwriting commissions and offering costs, were approximately $88,314,830. The underwriters retained $7,178,764 in the form of discounts and commissions in connection with the IPO. The remaining costs of the IPO were $8,526,154.

     Simultaneously with the closing of the IPO, the Company acquired the Acquired Businesses. The shares of common stock and stock options that were held by the stockholders of Align have been restated for all periods to reflect the conversion of Align's historical share amounts into those of Luminant. The cash paid to Align in the acquisition is recorded as a distribution to the stockholders.

     Since Align was the accounting acquirer, shares of Luminant common stock outstanding immediately prior to the IPO were valued at the offering price and, for the shares owned by the sponsor, treated as $16,486,200 of acquisition-related costs and included in goodwill. The sponsor does not participate in the management of Luminant. One-half of the 505,796 shares owned by Luminant's Chief Executive Officer, 252,898 shares, were valued at the offering price and treated as $4,552,164 of acquisition related costs and included in goodwill. Luminant believes that the $4,552,164 represents the fair value of the portion of the services rendered by the Chief Executive Officer attributable to acquisition-related activities. The remaining 663,002 shares owned or indirectly owned by the management of Luminant, including one-half of the Chief Executive Officer's shares, were valued at the offering price and accounted for, after reduction for the $1,000,000 of consideration paid for the shares, as a $10,934,036 nonrecurring equity-related signing bonus expense. In addition, the former

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

Chief Financial Officer received options to purchase 13,889 shares of common stock at $.01 per share. A nonrecurring equity-related compensation expense of $250,000 was recorded for these options.

     The aggregate consideration paid by Luminant to acquire the seven companies (excluding Align as the accounting acquirer) was $285,863,742, consisting of:
(i) $35,910,000 in cash; (ii) 11,924,319 shares of common stock; (iii) options with an estimated fair value of $9,342,000 to former option holders at two of the Acquired Businesses; and (iv) options with an estimated fair value of $25,974,000 to the former owners of one of the Acquired Businesses.

                                                                      AMOUNT
                                                                  -------------

Consideration paid ........................................       $ 285,863,742
Equity-related acquisition fees ...........................          21,038,364
Cash acquisition fees and expenses ........................           3,779,045
Liabilities assumed .......................................          16,303,594

Less: Estimated fair value of tangible assets .............         (23,535,290)
                                                                  -------------
Goodwill ..................................................       $ 303,449,455
                                                                  =============


     In addition to the purchase price, the purchase agreements include provisions for contingent consideration based on achievement of financial goals of the individual Acquired Businesses for the period from July 1, 1999 to December 31, 1999 and consolidated results of the eight Acquired Businesses for the period from January 1, 2000 to June 30, 2000. In March 2000, the Company issued 1,661,392 shares of common stock valued at approximately $47.2 million and cash of $55,000 as contingent consideration to the former owners of five of the eight Acquired Businesses as a result of the operations of the individual Acquired Businesses during the period from July 1, 1999 through December 31, 1999. There was no contingent consideration due for the period from January 1, 2000 through June 30, 2000.

     Certain former owners of one of the Acquired Businesses are still eligible to receive additional contingent consideration through June 30, 2002, based upon the amount of certain types of revenues the Company receives from a particular client. During the period from July 1, 1999 through December 31, 1999, the amount earned by these former owners resulting from the aforementioned revenues totaled approximately $170,000. On May 10, 2000, the Company issued 14,645 shares in payment of this contingent consideration. During the periods from January 1, 2000 through June 30, 2000, and July 1, 2000 through December 31, 2000, the amount of contingent consideration earned by these former owners totaled approximately $2.2 million and $1.1 million, respectively. This contingent consideration is payable no later than thirty days after completion of the audit for the fiscal year 2000. The Company currently intends to pay all of the contingent consideration earned during the aforementioned periods in shares of Luminant common stock. The number of shares to be issued will be determined based on the average trading price of Luminant common stock during the thirty-day period preceding issuance of the shares.

     During 1999, and prior to Luminant's acquisition of the Acquired Businesses, Align acquired three Internet consulting businesses, all of which were accounted for as purchase business combinations. The three businesses were Synapse Group, Inc., Fifth Gear Media Corporation and inmedia, inc. The aggregate consideration paid for these three acquisitions consisted of 853,204 shares of Align's common stock and 46,448 options with an estimated fair value of $15,040,455. All share amounts and option

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES amounts have been adjusted for the conversion of Align common stock into Luminant common stock. The allocation of the purchase price is set forth below:

                                                                      AMOUNT
                                                                   ------------

Consideration paid .........................................       $ 15,040,455
Liabilities assumed ........................................          2,103,758
Less: Estimated fair value of tangible assets ..............         (1,278,298)
                                                                   ------------
Goodwill ...................................................       $ 15,865,915
                                                                   ============


     Goodwill is amortized over three years based on an analysis of the characteristics of the combined Company. The amount of amortization expense recorded for the period ended December 31, 1999 was $31,684,000 and $125,830,000 for the period ended December 31, 2000.

UNAUDITED PRO FORMA INFORMATION

     Unaudited pro forma combined results of operations for the years ended December 31, 1998 and 1999 as though the companies had combined at the beginning of the period were:

                                                             PRO FORMA
                                                             YEAR ENDED
                                                             DECEMBER 31,
                                                        ---------------------
                                                          1998        1999
                                                        ---------   ---------
                                                           (UNAUDITED, IN
                                                             THOUSANDS,
                                                          EXCEPT PER SHARE
                                                               DATA)

Revenues .......................................      $  54,846       $  97,986

Loss before provision for income taxes .........      $(118,502)      $(120,367)

Net loss .......................................      $(118,502)      $(120,367)

Net loss per share .............................      $   (4.96)      $   (5.01)

Weighted average shares outstanding ............         23,902          24,015


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair market value.

CASH PLEDGED AS SECURITY FOR LINE OF CREDIT

     The Company has cash held as collateral on borrowings under its current line of credit. The balance is included in the accompanying consolidated balance sheets as "cash pledged as security for line of credit" and is invested in highly liquid investments with an original maturity of three months or less.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using a straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the lease term or useful life. The costs and related accumulated depreciation of property and equipment sold, retired, or disposed of are removed from the accounts and any gains or losses are reflected in the statements of operations. Expenditures for major acquisitions and improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred.

GOODWILL

     Goodwill represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired. Goodwill is amortized on a straight-line basis over three years. Amortization expense totaled $50,000, $31,684,000 and $125,830,000 for the years ended December 31, 1998, 1999, and
2000, respectively. Goodwill of approximately $114.5 million was written off in 2000 (see Note 1).

INCOME TAXES

     Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. If necessary, the measurement of deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized. Due to the uncertainty of the ability of the Company to generate future taxable income, the tax benefit of the Company's loss has been fully reserved.

REVENUE RECOGNITION

     Revenues are recognized for time and materials-based arrangements as services are performed and for fixed fee arrangements using the percentage-of-completion method. Under this approach, revenues and gross profit are recognized as the work is performed, based on the ratio of costs incurred to total estimated costs at completion. Unbilled revenues on contracts are comprised of labor costs incurred, plus earnings on certain contracts that have not been billed. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

COST OF SERVICES

     Cost of services is comprised primarily of salaries, employee benefits, and incentive compensation of billable employees.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to make their presentation consistent with the current year.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

CONSOLIDATION

     The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts of Align for all periods prior to the acquisition of the Acquired Businesses and the accounts of the Acquired Businesses and Luminant from the acquisition date. All significant intercompany balances and transactions have been eliminated.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") allows either adoption of a fair value based method of accounting for stock-based compensation or continuation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has chosen to account for stock-based compensation using the intrinsic value based method prescribed in APB 25 and provide the pro forma disclosure provision of SFAS 123 (see Note 12). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock over the exercise price at the date of the grant.

COMPREHENSIVE INCOME (LOSS)

     The Company follows the Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting comprehensive income and its components within the financial statements. Comprehensive income is defined as all changes in the equity of a business enterprise from transactions and other events and circumstances, except those resulting from investments by owners and distributions to owners. The Company's comprehensive income (loss) components are immaterial for the years ended December 30, 1998, 1999, and 2000; therefore, comprehensive income (loss) is the same as net loss for all periods.

CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially subject the Company to a concentration of credit risk, consist of cash equivalents and accounts receivable. The Company attempts to limit its credit risk associated with cash equivalents by utilizing outside investment managers to place the Company's short-term investments with highly rated corporate and financial institutions. With respect to accounts receivable, the Company performs ongoing credit evaluations of the customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses. The Company has reduced participation with certain classes of customers because of the deterioration of the industry as a whole and of these companies. The Company has experienced abnormally high bad debt expenses and has implemented procedures to reduce exposure and focus on a larger, more stable customer base and controls to monitor collections. As of December 31, 1999 the allowance for doubtful accounts was approximately $1.6 million and for December 31, 2000 the allowance for doubtful accounts was approximately $11.8 million.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used in estimating the fair value disclosures for the Company's financial instruments. For cash and cash equivalents, the carrying amounts reported in the Consolidated Balance Sheets are equal to fair value. For debt, the estimated fair value is based upon quoted market prices for publicly traded debt and based on the appropriate interest rate at year-end.

ACCOUNTING FOR LONG-LIVED ASSETS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", ("SFAS 121") establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires that those assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows. SFAS 121 requires that those assets to be disposed of be reported at the lower of the carrying amount or the fair value less cost to sell. See Note 1 for a discussion of the goodwill related to lines of business that were exited. The Company will continue to evaluate the effect of SFAS 121 in subsequent periods.

SEGMENT REPORTING

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS 131") requires that companies report separately information about each significant operating segment reviewed by the chief operating decision maker. All segments that meet a threshold of 10% of revenues, reported profit or loss, or combined assets are defined as significant segments. During 1998, 1999, and 2000, the Company operated as one segment and all operations and long-lived assets were in the United States.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," is effective for the Company as of January 1, 2001. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. Adoption of these new accounting standards on January 1, 2001, will have no effect on the Company, as the Company does not have derivative instruments or engage in any hedging activities.

     The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements," ("SAB 101") in December 1999. SAB 101 summarizes some of the SEC staff's views in applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company completed a thorough review of its revenue recognition policies and determined that its policies are consistent with SAB 101.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

4. SIGNIFICANT CUSTOMERS:

     During the year ended December 31, 2000, sales to the Company's two largest customers accounted for 9.5% and 7.1% of revenues. During the year ended December 31, 1999, sales to the Company's two largest customers accounted for 9.3% and 6.3% of revenues. During the year ended December 31, 1998, sales to the Company's two largest customers accounted for 21% and 19% of revenues.

     As of December 31, 2000, accounts receivable from two customers were approximately $1.9 million and $1.7 million and accounted for 10.8% and 9.3% of net accounts receivable, respectively. Subsequent to year end, the Company has collected approximately $1.9 million and $1.4 million of these accounts, respectively.

5. PROPERTY AND EQUIPMENT:

     Property and equipment is comprised of the following as of December 31, 1999 and 2000:

                                    USEFUL LIFE       1999              2000
                                    -----------  ------------      -------------

Computer equipment .................     2-4     $  4,314,584      $  8,620,480
Furniture & fixtures ...............     5-7          924,762         3,059,958
Leasehold improvements .............     1-8          839,017         4,786,859
Computer software ..................     1-7          796,429         2,827,627
Automobiles ........................     3-5          118,902                --
Construction-in-progress ...........      --          527,290           429,591
                                                 ------------      ------------
                                                    7,520,984        19,724,515
Less--Accumulated depreciation .....               (1,328,425)       (5,909,943)
                                                 ------------      ------------
Property & equipment, net ..........             $  6,192,559      $ 13,814,572
                                                 ============      ============


     Depreciation expense was $222,588, $1,050,873, and $4,638,521 for the years ended December 31, 1998, 1999, and 2000, respectively. The Company had $527,000 and $537,000 of computer equipment under capital lease included in property and equipment in the accompanying consolidated balance sheets at December 31, 1999 and 2000, respectively. Accumulated depreciation of the capitalized leased computer equipment was $210,000 and $399,000 at December 31, 1999 and 2000, respectively. Depreciation expense for the years ended December 31, 1998, 1999, and 2000 includes $53,000, $42,000, and $196,000, respectively, related to leased equipment.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

6. ACCRUED AND OTHER LIABILITIES:

     Accrued liabilities is comprised of the following as of December 31, 1999 and 2000:

                                                          1999          2000
                                                       -----------   -----------

Bonus, commissions and other employee
  compensation .....................................   $ 4,744,958   $ 7,397,352
Withholding, payroll and operating taxes payable ...     2,528,623       160,248
Expense related to warrants issued to a customer ...     1,363,866     1,439,589
Restructuring ......................................          --       2,999,403
Accrued interest ...................................        84,100       341,882
Severance and settlement costs .....................          --         708,424
Other accrued liabilities ..........................     2,445,112     2,665,193
                                                       -----------   -----------

Total accrued and other liabilities ................   $11,166,659   $15,712,091
                                                       ===========   ===========


7. RESTRUCTURING CHARGE:

     During the third and fourth quarters of 2000, Luminant recorded restructuring charges totaling $7.7 million, consisting of $6.1 million for severance and $1.6 million for cancellation or negotiated reductions of certain facility leases, cancellation of contracts for services that are not critical to the Company's core business strategy, and other related restructuring charges. These restructuring charges were to align Luminant's cost structure with the changing market conditions, decreased demand for Luminant's services and to create a more efficient organization. The plan resulted in headcount reductions of approximately 250 employees. Many of the positions that were eliminated related to planned office closures in Reston, Virginia, and Denver, Colorado, as well as office reductions in New York, New York, Seattle, Washington, and Washington, D.C.

     Total cash outlay for the restructuring charges was approximately $4.7 million in 2000. This outlay related to severance payments made to former employees and costs associated with office closures and office reductions. The remaining $3.0 million of restructuring charges will be paid in 2001 and primarily relate to severance payments.

8. EQUITY BASED COMPENSATION:

     The Company has equity-related compensation expense relating to the value of options granted at exercise prices below fair market value to employees of Align and certain employees of businesses acquired by Align. As all these options continue to vest, equity-related compensation expense in a given period relating to these options will decline. Equity-related compensation expense incurred with respect to these options was approximately $0, $15.9 million and $1.7 million, for the years ended December 31, 1998, 1999 and 2000, respectively.

9. DEBT:

LINE OF CREDIT

     In March 2000, the Company entered into a $15 million revolving credit agreement with Wells Fargo Business Credit, Inc. ("Wells Fargo") for a senior secured credit facility. The initial term of the credit agreement extends until March 31, 2003 and is automatically renewable for successive one-year terms thereafter unless the Company provides Wells Fargo with ninety days written notice of its

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES election not to renew the credit facility. Borrowings under this credit agreement accrue interest at a rate of, at the Company's option, either (1) the prime rate of Wells Fargo Bank, N.A.-San Francisco, or (2) the rate at which U.S. Dollar deposits are offered to major banks in the London interbank Eurodollar market (as adjusted to satisfy the reserve requirements of the Federal Reserve System) plus 250 basis points. The credit agreement also contains representations, warranties, covenants and other terms and conditions typical of credit facilities of such size, including financial covenants, and restriction on certain acquisitions. As of December 31, 2000, borrowings of approximately $7.2 million were outstanding under this revolving credit agreement. The weighted average interest rate on these obligations as of such date was 7.1%. Potential borrowings on the line are calculated as 100% of the cash pledged as security for line of credit (see Note 3) plus 30% of eligible receivables defined as individual receivables less than 90 days old where no more than 25% of the account balance is greater than 90 days old.

     In July and October 2000, Wells Fargo notified Luminant that the Company was in default of specified reporting and financial ratio covenants contained in the credit agreement. In addition, in March 2001, Wells Fargo notified Luminant that the Company was in default of the credit agreement covenant which required a minimum tangible net worth of $30 million, as well as the requirement that the Company not incur, for the year ended December 31, 2000, a loss (before interest, income taxes, depreciation and amortization) in excess of $12.5 million. In each of the instances of default described above in this paragraph, Wells Fargo agreed to waive the applicable defaults and amend certain terms of the credit agreement, in each case in exchange for consideration of $200,000. If the line of credit with Wells Fargo was declared in default and payment demanded by Wells Fargo, the debenture holders would have the ability to demand payment in cash of all principal and interest. Neither debt holder demanded payment and as discussed in the next paragraph, the Company is now in compliance with its debt covenants.

     In March 2001, Wells Fargo and Luminant entered into the Third Amendment to the Credit and Security Agreement, which waived all prior covenant violations and amended and modified those covenants. Among other terms, the Third Amendment replaced certain existing financial covenants with the requirements that (1) the Company maintains certain fixed charge coverage as specified therein, and (2) the Company does not incur more than $4.5 million in capital expenditures during the year ended December 31, 2001. The terms of the Third Amendment also prohibits the Company from, or permitting any controlled affiliates from consolidating or merging with or into any other person or acquiring all or substantially all of the assets of another person. Management of the Company believes that it can maintain compliance with the revised covenants through March 2002.

CONVERTIBLE DEBENTURES

     On September 21, 2000, the Company entered into a convertible debenture purchase agreement, due September 21, 2003, with Montrose Investments Ltd., Strong River Investments Inc. and James R. Corey, Chief Executive Officer, President and Director. Under the terms of the agreement, the Company sold to Montrose and Strong River warrants, exercisable through September 21, 2005, to purchase up to 1,373,626 shares of common stock at $2.73 per share, as well as 6% convertible debentures in an aggregate principal amount equal to $15 million, convertible into a total of 6,000,000 shares of common stock. Under the same agreement, the Company sold to Mr. Corey warrants, exercisable through September 21, 2005, to purchase up to 183,150 shares of common stock at $2.73 per share, as well as 6% convertible debentures in an aggregate principal amount equal to $2 million,

                  LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES convertible into a total of 800,000 shares of common stock. The number of shares into which the debentures may be converted, the exercise price of the warrants and in some cases the number of warrants, will be adjusted if the Company issues shares of common stock at a price lower than the conversion price or exercise price, as applicable, or if the Company conducts a stock split, stock dividend or similar transaction. The holders of the debentures have the right to put to the Company any outstanding debentures, including any interest or other amounts outstanding thereunder, in return for cash or common stock up to the limit described below, at the Company's election, at the lower of (1) the then prevailing conversion price of the debentures, or (2) the average closing price of Luminant's common stock for the five trading days preceding the date such right is exercised.

    The holder of such debentures is, among other things, prohibited from using them to acquire shares of Luminant common stock to the extent that such acquisition would result in such holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of common stock following such acquisition. This restriction may be waived by a holder upon not less than 60 days prior notice to the Company. If the debenture holders do not waive such restriction upon conversion of the debentures, the debenture holders could choose to require the Company to retain for future conversion any principal amount tendered for conversion in excess of the 4.999% restriction or require the Company to return to such debenture holder the excess principal amount of the outstanding debentures to the debenture holder.

    Of the $17.0 million in gross proceeds, $3.5 million was allocated to the warrants and is included in additional paid in capital in the accompanying consolidated balance sheets. The debt is recorded on the Company's consolidated financial statements at December 31, 2000, at the value of $13.7 million. Amortization of the original issue discount, using an effective interest rate of 16.90%, resulted in additional interest expense of $0.3 million during the year ended December 31, 2000. The accretion of the original issue discount on the debt will cause an increase in indebtedness from December 31, 2000 to September 21, 2003 of $3.3 million. The debentures contain a "put" option, allowing the debenture holders to require the Company to prepay all or a portion of the then outstanding debt on the first year anniversary of the original issue date and on each third monthly anniversary thereafter. Consequently, all of the debt is categorized as a current liability on the consolidated balance sheets.

    Under the debentures, a default by Luminant under the credit agreement, which results in the amounts owed thereunder becoming due and payable prior to maturity, also triggers a default under the debentures, and gives the holders of the debentures the right to require Luminant to pay 107% of the principal amount plus all other amounts outstanding under the debentures, in cash or stock at the debenture holder's election.

    The convertible debentures carry certain covenants that, among other things, limit the ability of the Company to repurchase capital stock, sell assets, or engage in mergers, acquisitions and consolidations. In addition, the convertible debentures contain a requirement that the Company's common stock remain listed on NASDAQ.

    The line of credit and convertible debentures contain restrictive covenants. At December 31, 2000, the Company was in compliance with, or had obtained waivers for, all debt covenants. As a result of the acquisitions of the Acquired Businesses, the Company assumed certain liabilities included in the tables below.

                  LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

    Line of credit and convertible debentures is comprised of the following at the end of each year:

                                                                                         DECEMBER 31,
                                                                                   -------------------------
                                                                                      1999          2000
                                                                                   -----------   -----------
6%convertible debentures, net of original issue discount of $3,283,823, convertible into 6.8 million shares of Luminant common stock at $2.73 per
  share, maturing September 21, 2003 ...........................................   $      --     $13,716,177
Line of Credit payable to a bank bearing interest at prime (9.5% at December 31,
  2000) with interest payable monthly and maturing March 31, 2003; secured by certain accounts
  receivable and certain other assets of the Company ...........................          --       7,176,500
Line of Credit payable to a bank bearing interest at prime
  plus 1.25% (9.75% at December 31, 1999) with interest payable monthly and maturing March 15, 2000; secured by certain accounts receivable and certain
  other assets of the Company ..................................................     1,034,066          --
Line of Credit payable to Wells Fargo bearing interest at prime plus 1% (9.5% at
  December 31, 1999), with interest payable monthly and maturing July 2000;
  secured by certain accounts receivable and the personal guarantees of certain
  former owners of Acquired Businesses, now stockholders .......................     1,750,000          --
Line of Credit payable to a bank bearing interest at prime
  plus .5% (9.0% at December 31, 1999), maturing May 2000
  secured by certain furniture and fixtures owned by the
  Company ......................................................................       320,000          --
Equipment purchase note payable in installments of $5,182;
  maturing July 2000, secured by certain equipment and
  furniture owned by the Company ...............................................        36,265          --
                                                                                   -----------   -----------
Notes Payable ..................................................................   $ 3,140,331   $20,892,677
                                                                                   -----------   -----------

LONG-TERM DEBT

    As of December 31, 2000, the Company had a total of approximately $3.1 million in outstanding current and long-term indebtedness (excluding obligations under the revolving credit facility with Wells Fargo and the convertible debentures issued September 21, 2000). The weighted average interest rate on the outstanding obligations (excluding obligations under the revolving credit facility with Wells Fargo and under the convertible debentures) at December 31, 2000 was 10.75%.

                  LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

    Long-term debt is comprised of the following as of December 31, 1999 and 2000:

                                                                                         DECEMBER 31,
                                                                                  --------------------------
                                                                                     1999           2000
                                                                                  -----------    -----------
Note payable to related party bearing interest at prime plus 2% and prime plus
  3% at December 31, 1999 and 2000, respectively (10.5% and 12.5% at December
  31, 1999 and 2000, respectively), payable in quarterly interest only payments
  and annual installments of principal of $574,529, maturing October 1, 2004 ..   $ 2,872,645    $ 2,298,116

Note payable to former officer, with monthly payments of principal and interest of $13,889, maturing July 2005, at present value assuming a 5.26% discount
  rate ........................................................................       804,845        677,471

Note payable to a bank bearing interest at prime plus 1% (9.5% at December 31,
  1999), payable in monthly installments of principal and interest of $7,557, maturing October 2001; secured by accounts receivable, equipment,
  and the personal guarantees of certain stockholders .........................       136,523           --

Note payable bearing interest at 10.05%, payable in monthly installments of principal & interest of $1,138 with a
  balloon payment of $40,007, maturing December 2001 ..........................        56,453           --

Note payable bearing interest at 8.80%, payable in monthly installments of principal & interest of $1,227 with a
  balloon payment of $34,322, maturing January 2002 ...........................        55,495           --

Note payable to a bank bearing interest at prime plus 1.25%
  (9.75% at December 31, 1999) payable in monthly
  installments of principal and interest of $2,085, maturing
  December 2003; secured by personal guarantee of former
  majority owner of one of Align's acquisitions ...............................        93,006           --

Term loan bearing interest at 8.35%, payable in 48 equal monthly installments commencing January 30, 2000, secured by certain defined assets and
  construction ................................................................       559,366           --

Equipment purchase notes payable, effective interest rate of 8.57%, payable in monthly installments of ranging from $175 to $2,300, maturing March 1999
  through December 2002, secured by certain equipment .........................       321,790        140,186

                                                                                  -----------    -----------

                                                                                    4,900,123      3,115,773

Less--Current portion .........................................................    (1,071,467)      (802,779)
                                                                                  -----------    -----------

Long-term debt ................................................................   $ 3,828,656    $ 2,312,994
                                                                                  ===========    ===========

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

    Maturities of long-term debt are as follows:

Year ending December 31,
------------------------

      2001               $  802,779
      2002                  762,173
      2003                  723,623
      2004                  731,658
      2005                   95,540
      Thereafter               --
                         ----------

Total maturities         $3,115,773
                         ==========


    Interest expense recognized for the years ended December 31, 1998, 1999, and 2000 was $0.05 million, $0.3 million, and $1.6 million respectively.

10. INCOME TAXES:

    Prior to September 21, 1999 Align was an S corporation and not subject to federal income taxes. In addition, three other acquired businesses were limited liability companies and therefore not subject to federal income taxes. Effective with their acquisition they became C corporations subject to those taxes, and adopted the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements.

    Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting basis and the potential benefits of certain carryforwards.

    In connection with the adoption of SFAS 109, the Company has recorded a valuation reserve equal to the net deferred tax asset for each reporting period. Management believes that it is more likely than not that such an asset will not be realized due to historical and anticipated future losses. Accordingly, the adoption of SFAS 109 did not have an effect on the Company's financial position or results of operations. Management will evaluate the appropriateness of this reserve in the future.

EFFECTIVE TAX RATE

    The difference between the statutory federal income tax rate and the Company's effective tax rate for the years ended December 31, 1999 and 2000 is primarily due to the Company incurring net operating losses during the years recorded. The differences, expressed as a percentage of income before

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES taxes and extraordinary items, between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 1999 and 2000 are as follows:

                                                    1999     CHANGE     2000
                                                  --------  --------  --------

Statutory tax rate .............................   (35.0)%      --     (35.0)%
Nondeductable intangible amortization ..........    20.9 %     7.8 %    28.7 %
Nondeductable equity-related compensation ......     8.5 %    (8.3)%      .2 %
Unrecognized current year benefit ..............     3.8 %     2.2 %     6.0 %
Pre-acquisition loss of accounting acquirer ....     1.7 %    (1.7)%     --
Other ..........................................     0.1 %      --       0.1 %
                                                    ------    -----    ------
Effective Tax Rate .............................     0.0 %      --       0.0 %
                                                    ======    =====    ======


DEFERRED TAX ASSETS

    Significant components of deferred income taxes at December 31, 1999 and 2000 were as follows:

                                                       1999          CHANGE           2000
                                                  ------------    ------------    ------------
DEFERRED TAX ASSETS
Net operating loss carryforwards ..............   $ 10,391,000    $  5,129,000    $ 15,520,000
Warrants and compensatory options .............        732,000        (171,000)        561,000
Allowance for doubtful accounts ...............        628,000       3,901,000       4,529,000
Book amortization in excess of tax ............         46,000       1,053,000       1,099,000
Other accrued expenses ........................      1,065,000       3,445,000       4,510,000
                                                  ------------    ------------    ------------
    Total deferred tax assets .................     12,862,000      13,357,000      26,219,000

DEFERRED TAX LIABILITIES
Other deferred tax liabilities ................        170,000         (35,000)        135,000
                                                  ------------    ------------    ------------
    Total deferred tax liabilities ............        170,000         (35,000)        135,000
                                                  ------------    ------------    ------------
Net deferred tax assets .......................     12,692,000      13,392,000      26,084,000
Valuation allowance ...........................    (12,692,000)    (13,392,000)    (26,084,000)
                                                  ------------    ------------    ------------
Deferred tax assets, net of valuation allowance   $          0    $          0    $          0
                                                  ============    ============    ============

    Net operating loss carryforwards will expire as follows:

                                            AMOUNT
                                         -----------

        2012 ........................    $ 2,358,000
        2018 ........................      4,011,000
        2020 ........................      8,162,000
        2020 ........................     29,812,000

                                         -----------
Total net operating loss carryforwards   $44,343,000
                                         ===========

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

11. COMMITMENTS AND CONTINGENCIES:

    The Company has entered into various operating leases for office space and office equipment with lease terms ranging from 1 to 8 years. A majority of the office space leases contain rent escalation clauses. The Company leases office space in the following cities under operating lease agreements:

  -  Dallas, TX             -  New York, NY           -  San Francisco, CA
  -  Houston, TX            -  Atlanta, GA            -  Seattle, WA
  -  Denver, CO             -  Herndon, VA            -  Poughkeepsie, NY
  -  Larchmont, NY          -  Raleigh, NC            -  Doylestown, PA
  -  Reston, VA             -  Chicago, IL


    Subsequent to December 31, 2000, we reduced our leased square footage commitment in New York, New York, and Seattle, Washington. In addition, we closed offices in Reston, Virginia, and plan to close offices in Denver, Colorado. The decrease in office space was a result of the decrease in personnel due to our restructuring plan implemented in the fourth quarter of 2000.

    Rent expense for the years ended December 31, 1998, 1999, and 2000 under the office space and office equipment lease agreements was $107,194, $788,837 and $5,461,442, respectively.

    In addition to rental payments, the Company has also committed to pay $1.8 million in 2001 for leasehold improvements to office space leased in Houston, Texas.

    Future minimum annual lease payments under capital and operating leases are as follows:

                                                      CAPITAL         OPERATING
                                                      LEASES            LEASES
                                                    -----------      -----------

Year ending December 31,
----------------------------------------------
  2001 .......................................      $   105,119      $ 4,744,517
  2002 .......................................           38,835        4,119,164
  2003 .......................................             --          3,960,844
  2004 .......................................             --          4,072,709
  2005 .......................................             --          3,989,093
  Thereafter .................................             --          8,081,361
                                                    -----------      -----------

Total Future minimum lease payments ..........          143,954      $28,967,688
                                                                     ===========
Less: Amounts representing interest ..........            8,493
                                                    -----------
Net minimum lease payments ...................      $   135,461
                                                    ===========


    In the ordinary course of business, the Company may be subject to legal actions and claims. Certain of these claims may or may not be indemnified by the previous stockholders of the Acquired Businesses. There is an employment claim at one of the Acquired Businesses that existed at the date of acquisition, for which the Company has indemnification from the previous owners. Management does not believe that any of these legal actions or claims will have a material adverse effect on the financial position or results of operations of the Company.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

12. STOCKHOLDERS' EQUITY:

COMMON STOCK

    Luminant had 100 million authorized shares of common stock for each of the years ended December 31, 1999 and 2000. The following is a schedule of common stock issued and outstanding for the years then ended:

                                               SHARES ISSUED         SHARES OUTSTANDING
                                         -----------------------   -----------------------
                                                DECEMBER 31,             DECEMBER 31,
                                         -----------------------   -----------------------
                                            1999         2000         1999         2000
                                         ----------   ----------   ----------   ----------
Common stock, $0.01 par value per share  24,566,449   27,469,936   24,566,449   27,469,936

STOCK OPTIONS AND WARRANTS

    On September 15, 1999, the Company adopted the 1999 Long-Term Incentive Plan (the "Plan"), to provide options to employees and outside directors of the Company to purchase shares of the Company's common stock. Options granted under the Plan may be incentive stock options or nonqualified stock options. The compensation committee of the Board of Directors administrates the Plan.

    Each director who is not an employee of the Company received a formula stock option on the effective date of the IPO with respect to 9,000 shares of common stock, as will each non-employee director later appointed or elected to the Board of Directors. Each such non-employee director serving on the Board of Directors at each annual meeting of the Company's stockholders will receive a formula option as of that meeting with respect to 6,000 shares of common stock. The exercise price for the formula options will be the fair market value on the date of grant. The Board of Directors or the administrator may also make discretionary option grants to outside directors.

    On November 30, 2000, a special shareholder meeting was held and amended the Plan to increase the aggregate number of shares of common stock that may be issued under options not to exceed 45% of the common stock outstanding.

    On April 14, 2000, the Company adopted the Luminant 2000 Employee Stock Purchase Plan (the "ESPP"), and reserved 750,000 shares of common stock for the plan. The ESPP provides eligible employees the opportunity to purchase common stock shares of the Company at 85% of the market value of the shares.

    On August 15, 2000, the Company adopted a second plan, the 2000 Broad Based Incentive Plan, to provide options to employees who are neither officers nor directors to purchase shares of the Company's common stock. Options granted under the 2000 Broad Based Incentive Plan are non-qualified stock options. The compensation committee of the Board of Directors administrates the plan. The aggregate number of shares of common stock that may be issued under options for this plan may not exceed 1,500,000.

    Prior to the reorganization of its equity created by Luminant's acquisition of the Acquired Businesses, Align had its own stock option plan (the "Align Plan"). All options under the Align Plan were converted to 1,668,381 options under the Plan on September 15, 1999. The converted options maintained the same terms and exercise prices were adjusted based on the conversion of Align's common stock into Luminant's common stock.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

    The Company also issued 534,130 replacement options under the Plan to option holders of certain Acquired Businesses. The replacement options maintained the terms of the replaced options and exercise prices were converted to maintain the same economic position of the replaced option holder immediately prior to the acquisition. The value of these replacement options has been included in the consideration paid for the Acquired Businesses.

    On September 15, 1999, Luminant granted options to purchase 1,800,000 shares of common stock at $18.00 per share to Young & Rubicam outside of the Plan. As Young & Rubicam is the former owner of one of the Acquired Businesses, the value of these options has been recorded as part of the purchase price.

    The exercise price of options qualifying as incentive stock options under
Section 422 of the Internal Revenue Code may not be less than the fair market value of the common stock on the grant date. Stock options granted under the Plan are not transferable and generally expire ten years after the date of grant. In the event that an unrelated party acquires all of the outstanding shares of Company's common stock, the optionee's schedule shall be accelerated to provide that optionee with immediate exercisability of the unexercisable options granted. All options granted become exercisable over a five-year period of continued employment.

    Options outstanding at December 31, 1998, 1999, and 2000, are as follows:

                                                                             WEIGHTED
                                                              NUMBER OF      AVERAGE
                                                                SHARES    EXERCISE PRICE
                                                              ----------  --------------
OPTIONS OUTSTANDING AT DECEMBER 31, 1997 ...............       535,517      $     .23

Granted ................................................       344,024           1.36
Exercised ..............................................          --             --
Canceled ...............................................       (46,476)           .29
                                                           -----------      ---------

OPTIONS OUTSTANDING AT DECEMBER 31, 1998 ...............       833,065            .70

Granted prior to the acquisition of the Acquired
  Businesses ...........................................       840,644           3.03
Granted to former option holders of other Acquired
  Businesses ...........................................       534,129          15.43
Granted subsequent to the acquisition of the Acquired
  Businesses ...........................................     3,299,492          30.50
Exercised ..............................................      (353,201)          1.19
Canceled ...............................................      (152,300)         17.21
                                                           -----------      ---------

OPTIONS OUTSTANDING AT DECEMBER 31, 1999 ...............     5,001,829          12.56

Granted ................................................     9,197,183           4.78
Exercised ..............................................      (336,213)          1.60
Canceled ...............................................    (1,794,473)         14.39
                                                           -----------      ---------

OPTIONS OUTSTANDING AT DECEMBER 31, 2000 ...............    12,068,326      $    7.02
                                                           ===========

    Total options exercisable at December 31, 1998, 1999, and 2000 were 110,926, 1,650,843, and 2,792,704, respectively. These options were exercisable at a weighted average exercise price of $1.47, $10.11, and $13.83 for the years ended December 31, 1998, 1999, and 2000, respectively.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

    The following is summary information about stock options outstanding at December 31, 2000:


                              OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                   ------------------------------------------   --------------------------
                                 WEIGHTED

                                  AVERAGE         WEIGHTED                     WEIGHTED
RANGE OF EXERCISE   NUMBER       REMAINING        AVERAGE        NUMBER        AVERAGE
     PRICES        OF SHARES   CONTRACT LIFE   EXERCISE PRICE   OF SHARES   EXERCISE PRICE
-----------------  ---------   -------------   --------------   ---------   --------------
$ 0.0000-$ 3.8375  7,562,023        8.4           $ 1.1014        784,849      $ 1.5495
$ 3.8376-$ 7.6750    313,729        6.9             7.2388         15,465        3.8718
$ 7.6751-$11.5125    995,227        7.8             9.1157        112,595        9.5376
$15.3501-$19.1875  2,921,025        5.8            18.0417      1,797,563       18.0148
$26.8626-$30.7000    168,323        7.2            30.5000         59,535       30.5000
$34.5376-$38.3750    107,999        7.9            35.7969         22,697       35.9342


     Pro forma information, provided below, regarding net income for the year ended December 31, 2000, has been determined as if the Company has accounted for its stock options under the fair value method prescribed in SFAS 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: a weighted average risk-free interest rate of 5.71%; a dividend yield of 0%; a weighted average volatility factor of 121.41%; an expected life of five years; and a weighted average Black-Scholes fair value at the date of the grant of $3.90 per option.

     Pro forma information regarding net income for the years ended December 31, 1999 and 1998, has been determined as if the Company has accounted for its stock options under the fair value method prescribed in SFAS 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rates ranging from 4.38% to 6.50%; a dividend yield of 0%; an expected volatility factor of 70%; an expected life of five years; and an average Black-Scholes fair value at the date of the grant of $11.86 per option.

     Had compensation cost for the Company's stock option plan been determined at fair value at the grant date consistent with the provisions of SFAS 123, the Company's net loss would have been as follows:

                                                             1998            1999             2000
                                                          ---------      -----------      ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss--as reported .................................   $    (76)      $  (45,137)      $  (278,936)
Net loss per share, basic and diluted--as reported.....   $  (0.02)      $    (4.54)      $    (10.55)

Net loss--pro forma ...................................   $    (90)      $  (49,223)      $  (290,774)
Net loss per share, basic and diluted--pro forma.......   $  (0.03)      $    (5.54)      $    (11.00)


UNITED AIR LINES WARRANTS

     In September 1999, the Company entered into an agreement with United Air Lines, Inc. ("United") under which the Company has agreed to provide electronic commerce strategy, business planning, and design services to United until June 30, 2004; however, United has no obligation to purchase any services. Under this agreement, the Company has issued to United a warrant to purchase

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES up to 300,000 shares of Luminant common stock at an exercise price of $18.00 per share, the initial public offering price. Under the warrant, United has the immediate right to purchase 50,000 shares of common stock. Over the five-year term of the agreement, United will have the right to purchase 5,000 shares of the 250,000 remaining available shares under the warrant for every $1 million of revenues the Company receives from United up to $50 million of revenue. Selling, general, and administrative expenses for the year ended December 31, 1999 and 2000 include charges of $1.4 million and $0.07 million, respectively, related to the estimated fair market value of shares underlying the portion of this warrant earned during these periods.

EARNINGS PER SHARE

     Net loss per share amounts as reflected on the statement of operations are based upon the weighted average number of common shares outstanding.

     Financial Accounting Standards Board ("FASB") issued statement No. 128, "Earning per Share" ("SFAS 128"). SFAS 128 replaces the primary earnings per share calculation with a basic earnings per share calculation and modifies the calculation of diluted earnings per share.

     Under the provisions of SFAS 128, dilutive securities are excluded from the calculation of earnings per share when there is a net loss because their inclusion would be anti-dilutive. The securities listed below were not included in the computation of diluted loss per share, since the effect from the conversion would be anti-dilutive.

                                     DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                         1998            1999           2000
                                     ------------    ------------   ------------

Stock Options ..................            --         5,001,829      12,068,326
Warrants .......................            --         1,857,832       3,486,964
6% Convertible Debentures ......            --              --         6,800,000
Contingent Consideration .......            --         1,676,037             (a)
                                      ----------      ----------      ----------
                                            --         8,535,698      22,355,290

------------------------

(a) Certain former owners of one of the Acquired Businesses earned contingent consideration of approximately $3.3 million in 2000, based upon the amount of certain types of revenues the Company receives from a particular client. This contingent consideration is payable no later than thirty days after completion of the audit for the fiscal year 2000. The Company currently intends to pay all of the contingent consideration earned during the aforementioned periods in shares of common stock. The number of shares to be issued will be determined based on the average trading price of common stock during the thirty-day period preceding issuance of the shares.

     For periods prior to 1999, the weighted average shares outstanding for Align were adjusted for the conversion of Align common stock into Luminant common stock. For 1999, the weighted average shares outstanding represents:

     (i) the Align weighted average shares outstanding adjusted for the conversion of Align common stock into Luminant common stock,

     (ii)  the shares issued to acquire the seven Acquired Businesses,

     (iii) the shares outstanding at Luminant, and

     (iv)  shares issued in the IPO.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

13. RELATED-PARTY TRANSACTIONS:

     The Company uses a third party to administer the Company's payroll and related benefits. The Company also provides consulting services to this payroll and benefits provider. The Company provided services of $1,908,278, $3,276,618, and $2,725,884 to this entity during the years ended December 31, 1998, 1999, and 2000, respectively. The Company bills and collects normal rates for these services.

     The Company has an outstanding receivable balance of $718,822 and $512,032 at December 31, 1999 and 2000, respectively, from this payroll and benefits provider for services provided.

     Luminant retained the law firm of Wilmer, Cutler & Pickering, Washington D.C. in 1999 in connection with its IPO and acquisition of the eight companies. Wilmer, Cutler & Pickering continues to serve as Luminant's outside legal counsel. George P. Stamas, a director of Luminant, was a partner with Wilmer, Cutler & Pickering until December 1999. The Company incurred legal fees of $2,596,863 to this firm for the year ended December 31, 1999, and $596,183 for the year ended December 31, 2000.

     The Company conducted business transactions with the former owner of one of the Acquired Businesses (the "Former Owner"), who is currently the largest shareholder of Luminant, prior to and after the acquisition. Subsequent to the acquisition, the Company performed services on joint projects with the Former Owner. For the years ended December 31, 1999 and 2000, $1,642,638 and $3,200,572 of revenue was recognized related to these joint projects. In addition, for the years ended December 31, 1999 and 2000, the Company recognized $1,255,000 and $670,240 of revenue for services performed directly for the Former Owner. For the years ended December 31, 1999 and 2000, $1,016,162 and $613,307 were recorded as selling, general, and administrative expense under this arrangement. The majority of cash collections subsequent to the acquisition for services performed for the Former Owner was received by the Former Owner under the transition services agreement and is to be disbursed to the Company. As of December 31, 1999 and 2000, $2,490,762 and $6,007,429 was recorded as a receivable from the Former Owner.

     The Company has amounts due to a former owner of one of the Acquired Businesses and James R. Corey, the Company's Chief Executive Officer. For further details, see "Note 9."

     Management believes that related party transactions as included above were negotiated on an arms length basis.

                 LUMINANT WORLDWIDE CORPORATION & SUBSIDIARIES

14. SUMMARY OF QUARTERLY RESULTS OF OPERATIONS-UNAUDITED


                                                                                2000
                                                   --------------------------------------------------------------
DESCRIPTION                                        DEC. 31, 2000   SEPT. 30, 2000   JUN. 30, 2000   MAR. 31, 2000
-----------                                        -------------   --------------   -------------   -------------
Revenue .........................................    $  22,832       $  38,028        $  40,165       $  33,605
Cost of services ................................       20,048          24,379           21,417          17,855
                                                     ---------       ---------        ---------       ---------
Gross margin ....................................        2,784          13,649           18,748          15,750
Total operating expenses ........................      179,209          56,501           47,910          45,497
                                                     ---------       ---------        ---------       ---------
Loss from operations ............................     (176,425)        (42,852)         (29,162)        (29,747)
Net loss ........................................     (177,012)        (43,155)         (29,124)        (29,646)
                                                     =========       =========        =========       =========
Net loss per share, basic and diluted ...........    $   (6.51)      $   (1.59)       $   (1.10)      $   (1.19)
                                                     =========       =========        =========       =========
Weighted average shares outstanding, basic
  and diluted ...................................       27,184          27,119           26,491          24,963
                                                     =========       =========        =========       =========


                                                                                1999
                                                   --------------------------------------------------------------
DESCRIPTION                                        DEC. 31, 1999   SEPT. 30, 1999   JUN. 30, 1999   MAR. 31, 1999
-----------                                        -------------   --------------   -------------   -------------
Revenue .........................................    $  30,103       $  11,219        $   6,453       $   4,341
Cost of services ................................       15,980           6,732            3,876           2,226
                                                     ---------       ---------        ---------       ---------
Gross margin ....................................       14,123           4,487            2,577           2,115
Total operating expenses ........................       38,678          20,923            3,429           5,433
                                                     ---------       ---------        ---------       ---------
Loss from operations ............................      (24,555)        (16,436)            (852)         (3,318)
Net loss ........................................     ( 24,468)        (16,474)            (864)         (3,331)
                                                     =========       =========        =========       =========
Net loss per share, basic and diluted ...........    $   (1.00)      $   (2.12)       $   (0.13)      $   (0.56)
                                                     =========       =========        =========       =========
Weighted average shares outstanding, basic
  and diluted ...................................       24,351           7,784            6,558           5,970
                                                     =========       =========        =========       =========


                                                                                1998
                                                   --------------------------------------------------------------
DESCRIPTION                                        DEC. 31, 1998   SEPT. 30, 1998   JUN. 30, 1998   MAR. 31, 1998
-----------                                        -------------   --------------   -------------   -------------
Revenue .........................................    $   3,330       $   2,899        $   1,698       $   1,299
Cost of services ................................        1,925           1,289            1,006             728
                                                     ---------       ---------        ---------       ---------
Gross profit ....................................        1,405           1,610              692             571
Total operating expenses ........................        1,363           1,145            1,046             723
                                                     ---------       ---------        ---------       ---------
Income (loss) from operations ...................           42             465             (354)           (152)
Net income (loss) ...............................           88             371             (370)           (165)
                                                     =========       =========        =========       =========
Net income (loss) per share, basic and diluted...    $    0.02       $    0.08        $   (0.07)      $   (0.03)
                                                     =========       =========        =========       =========
Weighted average shares outstanding, basic
  and diluted ...................................        5,585           4,646            5,327           4,985
                                                     =========       =========        =========       =========